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                                                                   Exhibit 10.29


                                LICENSE AGREEMENT

      THIS AGREEMENT made this 1st day of January, 1993 by and between JONES INVESTMENT CO., INC. ("Jones"), a Delaware corporation, and DIPLOMAT-AMBASSADOR EYEWEAR GROUP ("Licensee") a Pennsylvania corporation.

                              W I T N E S S E T H:

      Jones is the owner and registrant of the trademark and subsisting registrations for the Mark "Jones New York", registered in the United States Patent and Trademark Office.

      Licensee is engaged in the manufacture, sale and distribution of optical frames and sunglasses, and Licensee desires to obtain from Jones a license to use the Mark in connection with such goods under and subject to all of the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, the parties hereto, in consideration of the foregoing and of the mutual covenants contained herein, and intending to be legally bound hereby, agree as follows:

                                 I. Definitions

      As used in this Agreement, the following terms and phrases shall have the following meanings:

      1.1 Annual Period. The period from commencement of the Term through December 31, 1993 and each consecutive twelve (12) month period thereafter during the Term.

      1.2 Approval. The approval, not to be unreasonably withheld, by Jones of one or more designs, samples, items of Packaging, advertising or promotional materials or other items for which approval is required under this Agreement, in writing in a document which identifies the item or items approved and is signed by an authorized representative of Jones. Jones shall be deemed to have approved any item submitted to it by Licensee for Approval under the terms of this Agreement, if Jones fails to approve, disapprove or otherwise respond to the submission in writing within fourteen (14) days after receipt of the items submitted.
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      1.3 Guaranteed Minimums. The guaranteed minimum Royalties payable by
Licensee under Paragraph 3.2.

      1.4 Jones Merchandise. Any and all items of Merchandise which in any manner bear, incorporate or embody the Mark or any design, pattern, sketch or idea supplied by Jones.

      1.5 Mark. Jones' trademark, "Jones New York".

      1.6 Merchandise. The items of merchandise covered by the license granted under this Agreement include only opthalmic eyewear, sunglasses and eyewear accessories.

      1.7 Net Sales. The invoiced amount of Jones Merchandise billed or shipped by Licensee, less actual trade discounts, returns and allowances and sales tax, if any, with no deduction made for other discounts or uncollectible accounts or for any cost incurred by Licensee in the manufacture, sale, distribution, or exploitation of the Jones Merchandise. In the event of sales by Licensee of Jones Merchandise to outlet stores or other purchasers under Licensee's direct or indirect control, Net Sales shall be calculated on the basis of a sales price and invoiced amount that Licensee would charge to an unrelated third party in an arms-length transaction, regardless of the price actually charged or invoiced.

      1.8 Packaging. All tags, labels, cartons or containers and packing or wrapping material used or to be used by Licensee in connection with Jones Merchandise.

      1.9 Royalties. The royalties to be paid by Licensee to Jones for or in connection with the license to use the Mark granted under this Agreement, provided for in Article III and all other applicable portions of this Agreement.

      1.10 Term. The Initial and Renewal Terms, if any, of this Agreement, provided for and defined in Article VIII, taken collectively.

      1.11 Termination Inventory. The inventory provided for in Paragraph 8.5 of Jones Merchandise finished products, Jones Merchandise on order, work in process and of Packaging and advertising and promotional material on hand at the time of the termination of this Agreement.

      1.12 Territory. The geographical area consisting of the United States, its territories and possessions and Canada. However, the license with respect to Canada may be terminated at any time and for any reason by Jones, and Jones shall not be liable for any damages which Licensee may suffer due to such termination. In the event that Jones exercises its right to


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terminate the license for Canada granted herein, all requirements of this
Agreement, including the guaranteed minimum Royalties as set forth in Paragraph 3.2, shall remain unchanged. In addition, the parties shall comply in all respects with Paragraphs 8.5 and 8.6 regarding the Canadian inventory and termination sales thereof.

                                   II. License

      2.1 Grant of License. Jones hereby grants to Licensee an exclusive license throughout the Territory to use the Mark in connection with the manufacture, advertising, merchandising, promotion, sale and distribution of Jones Merchandise approved by Jones, in accordance with the terms of this Agreement. The license granted herein extends only to the Merchandise, Territory and uses expressly provided for in this Agreement, and Licensee shall not use or attempt to use the Mark on any other products or goods in any other area or any other manner whatsoever.

      2.2 Distribution Channels. Licensee acknowledges that Jones has established a reputation for unique high quality fashionable merchandise sold in high quality and high fashion stores, and that Jones maintains a marketing strategy of retaining and projecting to consumers that reputation and ambience for its products. Accordingly, in order to protect Jones' marketing strategy, goodwill and prestige and reputation, Jones Merchandise shall be sold only in better department stores and in better specialty stores and the license granted under this Agreement extends only to the use of the Mark in connection with the manufacture, advertising, merchandising, promotion, sale and distribution of Jones Merchandise for sale to customers in such better department stores and better specialty stores.

      2.3 Prohibition on Exports. Licensee shall not export Jones Merchandise from the Territory to any area outside of the Territory and shall not sell or distribute Jones Merchandise to any person or entity that Licensee knows or has reason to know intends so to export Jones Merchandise.

      2.4 Resolution of Conflicts. Licensee recognizes that Jones has granted, and may in the future grant, licenses to other parties to use the Mark or one or more of Jones' other trademarks in connection with the manufacture, promotion and distribution of wearing apparel, accessories or related items. If Licensee or the licensee under any other such license notifies Jones of an existing or potential conflict in definition of the merchandise covered by, or the rights of the licensee under, their respective licenses and license agreements, Jones shall endeavor to deal with the issue by discussions with authorized representatives of


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the affected party, and Licensee shall fully cooperate in any such efforts.
Jones may at any time determine finally to resolve any such conflict by written notice of its determination and resolution to the affected licensees, and all such determinations shall be final and binding upon Licensee.

      2.5 Reservation of Rights. Jones reserves all rights to the Mark including, without limitation, all rights to use the Mark and to grant others the right to use the Mark in any area and with regard to any product, except as specifically granted and licensed to Licensee under this Agreement.

      2.6 Covenant Not to Compete.

            2.6.1 Jones shall not design, manufacture or sell Merchandise or license the design, manufacture or sale thereof in the Territory in competition with Licensee during the Term.

            2.6.2 Licensee shall not, during or after the Term of this Agreement, use designs or styles unique to Jones Merchandise on or in connection with any other brand of product and will assign to Jones the beneficial ownership of all rights that Licensee has acquired or may acquire in such designs or styles upon expiration or termination of this Agreement.

                                 III. Royalties

      3.1 Percentage Royalty.

            3.1.1 In consideration of the license granted and the services to be performed by Jones under this Agreement and subject to Guaranteed Minimums,
Licensee shall pay to Jones Royalties equal to       ( %) percent of the Net
Sales of all Jones Merchandise, in accordance with all the terms and conditions of this Agreement.

            3.1.2 Licensee shall be obligated to pay and account for Royalties for all Jones Merchandise billed or shipped, even if the Merchandise improperly bears the Mark or the applicable transaction is otherwise in breach or violation of the terms of this Agreement; provided that this subparagraph 3.1.2 shall not be considered to authorize such transactions and that the payment or obligation to pay Royalties for such transactions shall not in any manner limit Jones' right to terminate this Agreement or to exercise any other right or remedy that Jones may have as a result of the breach of this Agreement by such transactions.


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      3.2 Guaranteed Minimum Royalties.

            3.2.1 Notwithstanding the amount of Royalties computed and payable under Paragraph 3.1, the Guaranteed Minimum Royalties to be paid from Licensee to Jones for each Annual Period during the Term shall be as follows: for the
First Annual Period, the amount of $      ; for the Second Annual Period, the
amount of $      ; and for the Third Annual Period, the amount of $       .

            3.2.2 Guaranteed Minimums for each Annual Period shall be paid as follows:

             First Annual Period:

                    $       contemporaneously with the execution of
                    this Agreement;

                    $       on or before April 1, 1993;

                    $       on or before July 1, 1993; and

                    $       on or before October 1, 1993.

             Second Annual Period:

                    $       on or before January 1, 1994;

                    $       on or before April 1, 1994;

                    $       on or before July 1, 1994; and

                    $       on or before October 1, 1994.

             Third Annual Period:

                    $       on or before January 1, 1995;

                    $       on or before April 1, 1995;

                    $       on or before July 1, 1995; and

                    $       on or before October 1, 1995.


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             Fourth Annual Period (First Renewal Term):

                    $       on or before January 1, 1996;

                    $       on or before April 1, 1996;

                    $       on or before July 1, 1996; and

                    $       on or before October 1, 1996.

             Fifth Annual Period:

                    $       on or before January 1, 1997;

                    $       on or before April 1, 1997;

                    $       on or before July 1, 1997; and

                    $       on or before October 1, 1997.

For purposes of computation of Royalties, Guaranteed Minimum payments shall be considered as advances against Royalties otherwise payable in the same Annual Period, but Guaranteed Minimums shall not be carried forward to any subsequent Annual Period and shall not, under any circumstances, be repayable or refundable to Licensee.

      3.3 Payment and Periodic Reports. Royalties shall be paid, without set-off or deduction for any reason, and accounted for quarterly, within twenty-five
(25) days after the end of each quarter. At the time each Royalty payment is due, Licensee shall deliver to Jones a statement signed and certified as accurate by Licensee's chief financial officer or by another officer or official of Licensee, approved by Jones in advance in writing, accounting for the Net Sales and Royalties for the applicable quarter. Such statement shall show the total amount of gross sales of all Merchandise billed or shipped during the quarter; an itemized list of any amounts which may, under this Agreement, be deducted from gross sales for computing Net Sales; a computation of the amount of Royalties payable on account of the Net Sales for the quarter; advertising expenditures under Paragraph 4.6 during the quarter; and such other information including, without limitation, customer and financial information and reports, as Jones may reasonably require. At Jones' request, Licensee shall provide the foregoing information on a customer-by-customer basis. Jones may, at any time, provide Licensee with a standarized form for accounting for Royalties and Licensee shall use any such form for the statements under this paragraph. The statements provided for in this paragraph shall be furnished to


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Jones whether or not Licensee has sold, shipped or billed any Jones Merchandise during the quarter for which the statement is due.

      3.4 Annual Reports. Not later than forty-five (45) days after the end of each Annual Period, Licensee shall deliver to Jones a statement, signed and certified by Licensee's then regularly engaged independent certified public accountant (or, if Licensee has no such regular engagement, by a reputable independent certified public accountant) stating for the Annual Period the information required in the quarterly statement under Paragraph 3.3 and such other information as Jones may reasonably request within a reasonable time prior to the date on which the statement is due.

      3.5 Books and Records and Audit.

            3.5.1 Licensee shall prepare and maintain, in accordance with generally accepted accounting principles consistently applied, complete and accurate books of accounts and records covering all transactions arising out of or relating to this Agreement, which books and records shall at least be in sufficient detail to permit Jones to monitor compliance by Licensee with all of its obligations under this Agreement. Jones and its duly authorized representatives shall have the right, upon five (5) days prior written or oral notice, during regular business hours, throughout the Term and for three (3) years thereafter, to audit such books of account and records and to examine all other documents and materials in Licensee's possession or control relating to this Agreement and Licensee's performance hereunder. Licensee shall maintain such books of account, records and documents and material available for Licensee for at least three (3) years after the termination of this Agreement. Except as provided in subparagraph 3.5.2, any audit under this Paragraph shall be at Jones' expense.

            3.5.2 If any audit of Licensee's books and records by Jones under subparagraph 3.5.1 discloses that the payments made by Licensee to Jones during
the period covered by the audit were up to     ( %) percent less than the
payments that should have been made under this Agreement, Licensee shall pay the
deficiency, plus interest at a rate equal to     ( %) percent above the rate
announced by Citibank as its "Prime Rate", within fourteen (14) days after demand therefor by Jones. If an audit shows that the amount paid by Licensee was
more than     ( %) percent less than the amount which should have been paid, the interest payable shall be at a rate of five (5) percentage points above such Prime Rate and Licensee shall, in addition, reimburse Jones for all costs of the audit within fourteen (14) days after demand by Jones.


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                                 IV. Performance

      4.1 Performance Standards.

            4.1.1 Throughout the Term, Licensee shall use its best effort and cause its officers, employees, agents and contractors to use their best efforts to sell the maximum quantity of Jones Merchandise, promote business for Jones Merchandise and enhance the value and reputation of the Mark, consistent with good business practices and the high standards and prestige represented by the Mark. Jones recognizes that Licensee does, and during the Term, will continue to manufacture and sell other lines of eyewear, to wit, "Sarah Coventry", "Diane Freis" and "Playskool", and Licensee agrees that the continuation of such lines will not interfere with its performance under this agreement and particularly the provisions of this subparagraph 4.1.1.

            4.1.2 In the use of the Mark and all other aspects of the performance of this Agreement, Licensee shall at all times comply with all applicable laws and regulations including, without limitation, all laws and regulations related to the manufacture, sale, labeling, packaging, distribution and advertising of Jones Merchandise sold within the Territory.

      4.2 Abandonment. If Licensee shall fail to use the Mark in the manufacture and sale of opthalmic eyewear or sunglasses or eyewear accessories within any period of six (6) months or if Licensee shall determine or state in writing its intention to cease so to use the Mark, Licensee shall be deemed to have abandoned the use of the Mark, and Jones may at any time thereafter terminate this Agreement by written notice under subparagraph 8.3.1. The parties acknowledge that the abandonment of the use of the Mark by Licensee will irreparably damage Licensee's capacity to use the Mark under the terms of this Agreement and, for purposes of termination under Article VIII, abandonment of the use of the Mark under this paragraph shall be considered a breach or violation of this Agreement which is not curable.

      4.3 Restrictions on Promotionals. Licensee shall not, without the prior written consent of Jones, give away any Jones Merchandise (other than point of display items) or market, sell or distribute any Jones Merchandise as a premium or in connection with any tie-in or promotional campaign for any product or products (except Jones Merchandise).


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      4.4. Quality.

            4.4.1 The materials and workmanship of, and Packaging and sales and promotional materials for, the Jones Merchandise shall at all times be of high quality, and the Jones Merchandise shall at all times be designed, manufactured, distributed and promoted in a manner appropriate for the high quality of such Jones Merchandise.

            4.4.2 Jones and its duly authorized representative shall have the right, during normal business hours upon reasonable advance notice, to inspect any facility used by Licensee in connection with the manufacture of Jones Merchandise or the manufacture or production of Packaging or advertising or promotional material in order for Jones to monitor the quality of the Jones Merchandise and Packaging and promotional materials and Licensee's compliance with all other terms of this Agreement which relate to such manufacture and production.

      4.5 Advertising.

            4.5.1 Until such time as Jones institutes a national advertising program, Licensee shall, during each Annual Period, expend not less than
( %) percent of the amount of the aggregate Net Sales for the Annual Period for advertising, in promoting Jones Merchandise in communications media, national consumer publications, trade press, store promotional mailings or advertising campaigns and store point of display items. Licensee shall comply with any reasonable guidelines established by Jones for advertising activities and expenditures. If, notwithstanding Licensee's good faith effort, the amount
expended by Licensee for an Annual Period is less than     ( %) percent of the
Net Sales for the Annual Period, the difference shall, at Jones' option, either be added to Licensee's required advertising expenditures for the next Annual Period or be paid to Jones within the earlier of thirty (30) days after the delivery to Jones of the annual report for the Annual Period under Paragraph 3.4 or ninety (90) days after the end of the Annual Period.

            4.5.2 If, at any time during the Term, Jones institutes a national advertising program, Licensee shall participate to the extent reasonably required by Jones in such national advertising program, the contribution to same
by Licensee not to exceed     ( %) percent of the aggregate Net Sales for the
Annual Period.

      4.6 Approvals. Licensee shall not in any aspect of its performance under this Agreement use any materials, designs, styles, fits or workmanship for Jones Merchandise or use any items of Packaging or advertising or promotional materials which Jones has not approved under the terms of this Agreement, which


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approval is not to be unreasonably withheld by Jones. Jones' Approval or disapproval of any item or matter for purposes of this Agreement may be based solely on Jones' subjective standards and Approval may be given or withheld in Jones' sole discretion, provided that Jones shall act in good faith.

                        V. Designs, Samples and Packaging

      5.1 Designs. Jones and Licensee shall cooperate in such manner as Jones may approve in the development and creation of designs, styles and design and style ideas for each collection of Jones Merchandise. All designs, styles, patterns, photographs or ideas for Jones Merchandise provided by Jones to Licensee or approved by Jones for purposes of this Agreement shall be the exclusive property of Jones, and Licensee shall not use any of the foregoing except for the manufacture, distribution and sale and advertising and promotion of Jones Merchandise in accordance with the terms of this Agreement.

      5.2 Samples. Licensee shall submit to Jones, free of charge, samples of each item of Jones Merchandise within a reasonable time prior to the commencement of production of the item for sale and distribution, but not later than thirty (30) days prior to the scheduled first showing of the collection of Jones Merchandise which includes the item. Licensee may, after the production and distribution of the first collection of Jones Merchandise under this Agreement, suggest procedures for representative samples, subject to continuing inspections under Paragraph 5.4, and Jones shall consider and respond to any such request in good faith but shall not be required to approve any such procedures. Licensee may not sell or distribute any item of Jones Merchandise unless Jones has approved the sample for the item in advance. In furtherance of the foregoing, Licensee shall provide to Jones, on an annual basis, a schedule reflecting the dates of collection showings with an indication as to when the Jones Merchandise scheduled to be shown will be available for inspection by Jones prior thereto.

      5.3 Packaging. To the extent reasonably feasible, the samples provided under Paragraph 5.2 shall include all tags, labels and other items of Packaging that relate to, or that Licensee intends to use with, the item submitted as a sample. Licensee shall submit to Jones samples of all other items of Packaging within a reasonable time prior to the commencement of the production of such items for use with Jones Merchandise. Jones shall not unreasonably require Licensee materially to change labels, tags or other significant items or Packaging from collection to collection.


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      5.4 Continuing Inspection. Upon Jones' request at any time and from time to time, Licensee shall submit to Jones a reasonable number of production samples of items of Jones Merchandise or Packaging material in order for Jones to monitor production in accordance with Jones Approvals, quality standards and other requirements of this Agreement. If Jones notifies Licensee in writing of the disapproval of any production sample, Licensee shall immediately take such action as may be necessary for the item to meet Jones Approval and cease production and distribution and sale of the item pending Approval. Jones shall not unreasonably disapprove any production sample under this paragraph.

                     VI. Trademark and Trademark Protection

      6.1 Ownership.

            6.1.1 Licensee acknowledges that, as between Jones and Licensee, Jones is the owner of all right, title and interest in and to the Mark in any form or embodiment and is also the owner of the good will attached or which shall become attached to the Mark in connection with the business and goods in relation to which the same has, is or shall be used. Sales by Licensee shall be deemed to have been made for purposes of trademark registration, and all uses of the Mark by Licensee shall inure to the benefit of Jones.

            6.1.2 At Jones' request, Licensee shall execute any documents, including registered users agreements, reasonably required by Jones to confirm Jones' ownership of all rights in and to the Mark in the Territory and the respective rights of Jones and Licensee under this Agreement. Licensee shall cooperate with Jones in connection with the filing and prosecution by Jones of applications in Jones' name relating to the use of the Mark for Merchandise in the Territory.

            6.1.3 Licensee shall never challenge or encourage anyone to challenge Jones' ownership or the validity of the Mark or any application for registration thereof or any trademark, copyright or other registration thereof or any rights of Jones therein.

      6.2 No Adverse Acts. Licensee shall not, at any time or in any manner, knowingly engage in any activity or do or permit any act which may in any way adversely affect any rights of Jones to the Mark or any registrations or applications for registration thereof or which may directly or indirectly reduce the value of the Mark or derogate or detract from its repute.


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      6.3 No Secondary Marks. Licensee shall not use any other trade names, trademarks or other designations (including, without limitation, Licensee's own corporate name or trade name) in connection with the Mark in any advertising, publicity, labeling, Packaging or printed matter utilized by Licensee in connection with Jones Merchandise. Licensee shall not join the Mark with any other names or marks to form a new mark and shall not itself use the Mark as a corporate name or trade name or in any other manner other than in connection with the manufacture, distribution, sale and promotion of Jones Merchandise under this Agreement.

      6.4 Trademark Notices. Licensee shall cause the designation "R" to appear immediately after, on the upper right, of the Mark on all Packaging and advertising and promotional material and shall, in addition, cause to appear on all Packaging and advertising and promotional materials and on all forms, invoices, stationary, business cards and other documents and materials of any kind bearing the Mark such designations, legend, or markings or notices as may be necessary, or as Jones may require, to give notice of the status of the Mark and Jones' rights and interests therein.

      6.5 Copyrights. Any copyright that may be created by statute, common law or otherwise in any design, sketch, print, Packaging or similar matter shall be the sole property of Jones. Licensee shall take such action as may be necessary or as Jones may require to confirm, preserve or protect such copyright, including placing of copyright notices on the appropriate items. Licensee shall not claim for itself or for any party other than Jones copyrights in any such items and shall not file or attempt to file any copyright registrations therefor.

                VII. Warranties, Indemnification and Infringement

      7.1 Warranties.

            7.1.1 Jones represents and warrants to Licensee that Jones has the full right, power and authority to enter into this Agreement and to grant the rights, licenses and privileges granted by Jones hereunder to Licensee and to perform all of Jones' obligations hereunder.

            7.1.2 Licensee represents to Jones that Licensee has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder.


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      7.2 Indemnification by Jones. Jones shall indemnify, defend and hold harmless Licensee from and against any and all claims, causes of actions, suits, damages and expenses (including reasonable attorneys' fees and expenses) arising out of any claim that Licensee's use of the Mark in accordance with the terms of this Agreement constitutes an infringement of a valid trademark in the Territory, upon Licensee giving Jones prompt written notice and authority and an opportunity to undertake and fully conduct the defense thereof.

      7.3 Indemnification by Licensee and Insurance.

            7.3.1 Licensee shall indemnify, defend and hold harmless Jones from and against any and all claims, causes of action, suits, damages and expenses (including reasonable attorneys' fees) which Jones may incur or for which it may become liable or required to pay by reason of any defect or alleged defect in any Jones Merchandise; the breach by Licensee of any provision of this Agreement or of any of Licensee's duties hereunder; or the acts or omissions of Licensee or of any of its servants, agents, employees or contractors in connection with the performance of this Agreement (excluding matters covered by Paragraph 7.2).

            7.3.2 Licensee shall, at its own expense, obtain and maintain throughout the Term in full force and effect with an insurance carrier acceptable to Jones, products liability insurance with a limit of liability of not less than $2,000,000, insuring against, without limitation, all damages, profits, interest, attorneys' fees, costs and expenses arising out of any suit or legal proceeding, claim or demand resulting from a defect or alleged defect in any item of Jones Merchandise or out of the use or condition of an item of Jones Merchandise. Such insurance policy shall name Jones as a co-insured and shall provide for at least thirty (30) days advance written notice to Jones before cancellation or substantial modification. Licensee shall promptly deliver a certificate of such insurance to Jones and, if Jones so requests, a copy of the policy for such insurance. The obligation of this subparagraph with respect to insurance shall not be deemed to limit in any manner the indemnification obligations of Licensee under subparagraph 7.3.1.

      7.4 Infringements. Licensee shall promptly notify Jones in writing of any known or suspected infringements of the Mark or of any copyright or other rights or property of Jones, promptly after the same comes to Licensee's attention. Jones shall have the sole and exclusive right to take action or institute proceedings with respect to such infringement, and shall proceed as it may, in its sole discretion, deem appropriate or desirable.


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Licensee shall cooperate in any action or proceeding by Jones with respect to an infringement or suspected infringement in such manner as Jones may request.

                           VIII. Term and Termination

      8.1 Initial Term. The initial term of this Agreement ("the Initial Term") shall commence upon execution of this Agreement and end on December 31, 1995, subject to earlier termination as provided in this Agreement and to renewal as provided in Paragraph 8.2.

      8.2 Renewal Term. If Licensee is not in default of any of the terms of this Agreement, has complied with its obligations under this Agreement in all material respects (without regard to whether Jones has given any notices of default of failure to comply) and if it reasonably appears that Net Sales for
the last Annual Period of the Initial Term will exceed $         , Licensee
shall have the option, exercisable by written notice given to Jones not later than six (6) months prior to the expiration of the Initial Term, to renew this Agreement for a first renewal term ("First Renewal Term") of two (2) years, beginning on January 1, 1996 and ending on December 31, 1997, subject to earlier termination as provided in this Agreement.

      8.3 Termination.

            8.3.1 Jones may terminate this Agreement, effective immediately upon giving Licensee written notice of termination, if (i) Licensee fails to make any payment due to Jones under this Agreement when such payment is due and continues such failure uncured for ten (10) days after written notice thereof from Jones to Licensee, (ii) Licensee fails two (2) or more times during any Annual Period during the Term to make any payment due to Jones within ten (10) days after such payment is due, without regard to any notice of such failure from Jones, (iii) Licensee abandons the Mark, as provided in Paragraph 4.2, (iv) the record or beneficial ownership of Licensee or any of its parents or affiliates changes in a manner so as to change the record, beneficial or actual control of Licensee, or (v) Licensee defaults on any obligations secured by a security interest in or other lien or encumbrance on Jones Merchandise.

            8.3.2 Either Jones or Licensee may terminate this Agreement, effective immediately upon giving the other party written notice of termination, if (i) the other party breaches or fails to perform any of the terms or provisions of this Agreement in a manner not provided for in subparagraph 8.3.1, in any material respect and such breach or failure is not curable or, if


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curable, is not cured within twenty (20) days after written notice thereof from the non-breaching party, or (ii) the other party files a voluntary petition or proceeding in bankruptcy or under any federal or state bankruptcy or insolvency or other law for the relief of debtors; consent to the appointment of a receiver, custodian or liquidator for a portion of its business or property; has filed against it and not dismissed within forty-five (45) days an involuntary proceeding under any federal or state bankruptcy or insolvency or other law for the relief of debtors or for the appointment of a receiver, custodian or liquidator; makes an assignment for the benefit of its creditors; or ceases, or admits its intention to cease, the manufacture, sale or distribution of Jones Merchandise or the conduct of its business in the ordinary course.

      8.4 Termination of Rights.

            8.4.1 Upon the expiration or termination of this Agreement for any reason whatever, all rights of Licensee under this Agreement shall terminate and automatically revert to Jones. Licensee shall immediately discontinue all use of the Mark and shall no longer have any right to use the Mark or any variation or simulation thereof in any manner or for any purpose whatsoever. Licensee shall transfer to Jones by such documentation as Jones may require all registrations, filings, trademarks, copyrights and other rights with regard to the Mark which Licensee may have possessed at any time. Subject to the provisions of Paragraph
8.6 concerning the sale of Termination Inventory, Licensee shall deliver to Jones, without charge, all sketches, samples, designs or other matters relating to Jones Merchandise and all Merchandise, Packaging materials and advertising and promotional materials bearing the Mark in any form.

            8.4.2 Upon termination or expiration of this Agreement for any reason, including termination under Paragraph 8.3.2(ii), no trustee in bankruptcy, assignee for the benefit of creditors, custodian, receiver, sheriff or court officer or other successors to Licensee or its assets or business shall have any right to continue this Agreement or to use or exploit the Mark in any manner whatever.

            8.4.3 Notwithstanding the provisions of subparagraph 8.4.2, in the event that under the United States Bankruptcy Code or any amendment or successor thereto (collectively the "Bankruptcy Code"), the trustee in bankruptcy of Licensee or Licensee, as bankruptcy debtor, is permitted to and does assume this Agreement and thereafter proposes to assign this Agreement by an assignment which fulfills the applicable requirements of the Bankruptcy Code, other trustee or Licensee shall notify Jones of the proposed assignment in advance, in writing, setting forth the name and address of the proposed assignee, the proposed consideration for the assignment and all other material terms and details of the proposal. Such notice shall be considered an offer to Jones to have this Agreement assigned to Jones or to its designee for the consideration (or its reasonable equivalent in money) and under the other material terms in the notice. Jones may exercise the option and accept the offer by giving the trustee or Licensee, as appropriate, written notice of exercise and acceptance within twenty (20) days after Jones receives the notice from the trustee or Licensee. If Jones fails to give notice and exercise the option within such twenty (20) day period, the trustee or Licensee may complete the proposed assignment, but only to the party and for the consideration and under the terms described in the notice.

      8.5 Termination Inventory. Within thirty (30) days after the expiration or termination of this Agreement, Licensee shall prepare and deliver to Jones a written Termination Inventory, including a complete and accurate schedule as of the date of expiration or termination of all completed Jones Merchandise on hand; Jones Merchandise on order; work in process relating to Jones Merchandise on hand, including uncut piece goods and products and materials in the process of manufacture; and all Packaging materials, advertising and promotional materials and other documents or items that bear the Marks or Jones' name in any form in Licensee's possession or control or in the process of manufacture for Licensee. Jones shall have the option, exercisable within ten (10) days after receipt of the Termination Inventory, to purchase all or any portion of the items in the Termination Inventory for a purchase price equal to ( %) percent of Licensee's cost. Licensee shall deliver to Jones the items in the Termination Inventory to be purchased, within five (5) days after receipt of Jones' notice exercising its option to purchase, and Jones shall pay the purchase price within thirty (30) days after receipt of all items of the Termination Inventory purchased.

      8.6 Termination Inventory Sales. For a period of six (6) months after the expiration of Jones' option to purchase Termination Inventory under Paragraph 8.5, Licensee may sell finished Jones Merchandise in the remaining Termination Inventory or finished Jones Merchandise completed from work in process in the remaining Termination Inventory, on a non-exclusive basis, in accordance with all of the terms of this Agreement. Royalties for all such sales shall be paid and accounted for by Licensee within thirty (30) days after the end of such six
(6) month period. Any items in the Termination Inventory not sold and remaining after the selling period provided for in this paragraph shall be delivered to Jones, disposed of or destroyed in accordance with Jones' instructions.

    Confidential Treatment Requested - Portions filed seperately with the Commission.

      8.7 Subsequent License. Immediately upon the expiration or termination of this Agreement for any reason, Jones shall have the free and unrestricted right to grant other parties one or more licenses to use the Mark in connection with the manufacture, sale and distribution or advertising and promotion of Merchandise in the Territory or to enter into such other transactions as it desires for the use of the Mark with Merchandise or in any other manner, without any obligation of any kind to Licensee. The right of Licensee to sell items of Termination Inventory under Paragraph 8.6 is non-exclusive only and shall not in any manner limit Jones' rights to enter into other licenses or transactions.

      8.8 Reservation of Rights. Notwithstanding any termination of this Agreement, Jones shall have and hereby reserves all rights and remedies which are granted or available to it under this Agreement or applicable law, and termination shall not be deemed to be an exclusive remedy or to limit Jones in any manner from enforcing any other rights or remedies.

                                IX. General Terms

      9.1 Confidentiality. Jones and Licensee acknowledge that all information and data which the parties have learned or will learn in connection with this License Agreement and activities and transactions hereunder concerning the business and operation of the parties and all tangible manifestations of such information and data including, without limitation, designs, patterns, sketches, business and marketing plans, customer lists, and financial and operating reports constitute valuable proprietary confidential information and trade secrets of the parties, and the parties shall not disclose any such data or information or use any such data or information for themselves or any other person or entity, except for the proper and authorized performance of this Agreement in accordance with all of the terms hereof.

      9.2 Arbitration.

            9.2.1 Subject to the provisions of subparagraph 9.2.2, all disputes arising under this Agreement or the obligations of the parties hereunder shall be submitted to arbitration in New York, New York before a panel of three arbitrators, in accordance with the then prevailing Rules for Commercial Arbitration of the American Arbitration Association. The arbitrators in any such arbitration shall award costs to the prevailing party and may, but shall not be required to, award reasonable attorneys' fees. The decision of the arbitrators shall be final and binding on all parties, except that the arbitrators shall have no power to vary the terms of this

Agreement. Judgment on the arbitrators' award may be entered in any court in the State of New York or in any other court of competent jurisdiction.

            9.2.2 The parties acknowledge that a breach of this Agreement involving the improper or unauthorized use of the Mark or other matters may give rise to irreparable harm pending the outcome of arbitration under subparagraph
9.2.1. Accordingly and notwithstanding the provisions of subparagraph 9.2.1, either party may, upon a breach or threatened breach of this Agreement, bring an action in a court of competent jurisdiction and apply therein for temporary or preliminary injunctive or other equitable relief, pending resort to, and a decision in, arbitration under subparagraph 9.2.1. If otherwise appropriate under applicable law, a court may entertain any such action and grant injunctive or equitable relief, and the provisions of subparagraph 9.2.1 providing for arbitration shall not be construed to prevent the action or relief.

      9.3 Assignability.

            9.3.1 Jones may assign this Agreement to a successor to all or substantially all of its business or the portion of its business which utilizes the Mark, if the successor assumes all of Jones' responsibilities, obligations and liabilities hereunder. Jones may, in addition, assign the right to receive payments, but not any obligations, under this Agreement to a financial or similar institution for purposes of financing, so long as Jones remains responsible for all of its obligations hereunder.

            9.3.2 This Agreement is personal to Licensee, and Licensee may not assign, sublicense or otherwise transfer all or any portion of this Agreement or any rights or obligations hereunder, whether voluntarily, involuntarily, by operation of law or otherwise, and any such attempted assignment or other transfer shall be null and void and of no effect.

      9.4 Applicable Law. New York law shall govern the validity, construction, interpretation and effect of this Agreement.

      9.5 No Agency. Nothing contained in this Agreement shall be deemed or construed as constituting the parties hereto as partners or joint venturers or either party as an agent of the other and, without limiting the foregoing, Licensee shall have no authority to bind or obligate or to incur any indebtedness for Jones, and no such authority shall be implied.

      9.6 Failure to Exercise Rights. The failure of either party to act or exercise any right under this Agreement, upon the breach of any of the terms hereof, or otherwise, shall not be construed as a waiver of such breach or as preventing either party from thereafter enforcing strict compliance with any and all of the terms hereof.

      9.7 Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, such provision shall be considered severable, and the remaining provisions of this Agreement shall continue in full force and effect and shall be valid and enforceable to the fullest extent permitted by law.

      9.8 Entire Agreement. This Agreement contains the entire understanding between the parties, no other representations or covenants having induced either party to execute this Agreement. This Agreement and obligations and duties under this Agreement may not be amended or modified in any manner, in whole or in part, except by a written agreement or amendment or modification duly executed by the party to be charged.

      9.9 Headings. The Article and paragraph headings of this Agreement are for convenience of reference only and do not form a part of the covenants, terms or conditions of this Agreement or give full notice thereof.

      9.10 Notices. All notices, reports, statements, exercises of options or other communications required or permitted under this Agreement shall be in writing and shall be sufficiently given only if personally delivered; mailed by registered or certified mail, return receipt requested; sent by overnight express courier, with written receipt of delivery; or transmitted by telecopier and confirmed by first class mail within twenty-four (24) hours. All notices shall be sent or delivered to the following addresses or to such other addresses as either party may, by notice direct:

                  If to Jones:             Jones Investment Co., Inc.
                                           300 Delaware Avenue - Suite 534
                                           Wilmington, Delaware 19801-1622
                                           Attn: Norman J. Shuman

                  with copies to:          Jones Apparel Group, Inc.
                                           1411 Broadway - 21st Floor
                                           New York, New York 10021
                                           Attn: Herbert J. Goodfriend

                  If to Licensee:          Diplomat-Ambassador Eyewear Group
                                           4211 Van Kirk Street
                                           Philadelphia, Pennsylvania 19135
                                           Attn: Barry Budilov
                with a copy to:          Alan Escott, Esq.
                                         Suite 405
                                         1500 Walnut Street
                                         Philadelphia, Pennsylvania 19102

Notices given by mail shall be deemed given on the second business day after the date on which they are mailed. All other notices shall be deemed as given on receipt.

      IN WITNESS WHEREOF, the parties, each by their duly authorized representative, have executed this License Agreement as of the date first above written.


                                        JONES INVESTMENT CO., INC.


                                        By: /s/ Norman J. Shuman
                                        ---------------------------------
                                            Norman J. Shuman
                                            Vice President


                                        DIPLOMAT-AMBASSADOR EYE GROUP


                                        By: /s/ Barry Budilov
                                        ---------------------------------
                                            Barry Budilov
                                            President